Exhibit 35

UNITED AUTO CREDIT CORPORATION
ANNUAL COMPLIANCE STATEMENT
PURSUANT TO SECTION 4.10 OF THE SALE AND SERVICING AGREEMENT AND
ITEM 1123 OF REGULATION AB

I, Arash A. Khazei, do hereby certify that I am the Executive Vice President and Chief Financial Officer of United Auto Credit Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Sponsor”) under the Sale and Servicing Agreement (the “Agreement”) dated as of June 1, 2007 among the Servicer and Sponsor, UPFC Auto Financing Corporation, as Seller, and UPFC Auto Receivables Trust 2007-A as follows:

(i) A review of the activities of the Servicer during the period from June 14, 2007 through December 31, 2007, and of its performance under the Agreement has been made under my supervision;

(ii) To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects; and

(iii) To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default under the Agreement, has occurred or is continuing.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of February 2008.

/s/ Arash A. Khazei
Arash Khazei
Executive Vice President
Chief Financial Officer